Exhibit 3.a.

ARTICLES OF INCORPORATION

OP

LOGAN COUNTY BANCSHARES, INC.

I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the West Virginia Corporation Act, do hereby certify as follows:

FIRST:                    The name of the corporation is LOGAN COUNTY BANCSHARES, INC. (hereinafter called the “Corporation”).

SECOND:               The principal office of the Corporation is to be located at Washington Avenue and Main Street, in the City of Logan, in the County of Logan, in the State of West Virginia (25601).

THIRD:                  The purpose of the Corporation is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the West Virginia Corporation Act.

FOURTH:              The total number of shares of stock which the Corporation shall have the authority to issue is two hundred and sixty thousand (260,000) shares, consisting of one class of Common Stock having a par value of Five Dollars ($5.00) per share.

FIFTH:                   No shareholder of the Corporation shall have any preemptive right to acquire any unissued or treasury shares authorized herein, to acquire any or all classes of shares here-after authorized, or to acquire any securities convertible into such shares or carrying a right to subscribe to or acquire such shares.

SIXTH:                   The name and mailing address of the Incorporator are as follows:

NAME	ADDRESS

Hayden D. McMillian	1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036

SEVENTH:             The existence of the Corporation is to be perpetual.

EIGHTH:                No person has yet been appointed to accept notice or process.

NINTH:                  The number of directors constituting the Board of Directors of the Corporation shall not be less than three, and the names and mailing addresses of the persons who are to serve on the initial Board of Directors, until the first annual meeting of shareholders or until their successors or additional directors are, elected and qualified, are as follows:

Name	ADDRESS
Harvey Oakley	c/o Judge’s Office Logan Courthouse Logan, West Virginia 25601

Frank H. Oakley	140 Nighbert Avenue Logan, West Virginia 25601

Almos Napier	P.O. Box 651 Chapmanville, West Virginia 25508

Eddie Canterbury	P. O. Box 622 Logan, West Virginia 25601

Rayman W. Herman	309 W. McDonald Avenue Man, West Virginia 25635

TENTH: The election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ELEVENTH:          The Corporation is authorized to the full extent permitted by Section 31-1-9 of the West Virginia Corporation Act, as amended from time to time, to indemnify all persons whom it may indemnify pursuant thereto.

TWELFTH:           The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of West Virginia, do make and file these Articles of Incorporation, and have accordingly hereunto set my hand this 26th day of October, 1984.

/s/ Hayden D. McMillian
Incorporator and Preparer

DISTRICT OF COLUMBIA	)
) ss:
CITY OF WASHINGTON	)

I, M. Tamoley Morgan, a Notary Public in and for the aforesaid District of Columbia, do hereby certify that Hayden D. McMillian personally appeared before me and acknowledged the foregoing Articles of Incorporation to be his act and deed, and that he executed the same.

WITNESS my hand and official seal this 26th day of October, 1984.

My Commission Expires:

August 14, 1987	/s/ M. Tamoley Morgan
Notary Public